Exhibit 99.1

UNFI ANNOUNCES MANAGEMENT CHANGES

Providence, RI (August 12, 2019): United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced changes to its senior management team. Mike Zechmeister will resign his position as Chief Financial Officer, effective August 23, 2019, to pursue an opportunity outside the Company. John W. Howard has been appointed Interim Chief Financial Officer while the Company begins an internal and external search for Mr. Zechmeister’s permanent replacement. Mr. Howard joined UNFI in July as Senior Vice President, Finance and Accounting.

Steven L. Spinner, UNFI’s Chairman and Chief Executive Officer said, “I thank Mike for his contributions to UNFI over the past four years of significant growth and change. In the near term, we’re fortunate to have John’s experience and financial acumen available to our board, leadership team, and finance organization. John will help continue our efforts to align and build a world-class finance organization, focusing on financial planning data, systems, and processes to drive and achieve our strategic business objectives.”

Mr. Howard brings more than 20 years of experience leading finance teams, most recently as Interim Chief Financial Officer for Prime Therapeutics. Before joining Prime, Mr. Howard served as Vice President, Corporate Finance at Valspar Corporation. Mr. Howard will work closely with UNFI’s finance leadership, executive team and Board of Directors as the Company continues to execute its integration and growth plan.

About United Natural Foods, Inc.
UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America, include natural product superstores, independent retailer, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this broader selection, differentiated assortment of services, and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com

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INVESTOR CONTACT
Steve Bloomquist
Vice President - Investor Relations
Steve.J.Bloomquist@unfi.com
952-828-4144

MEDIA CONTACT
Jeff Swanson
Vice President - Corporate Communications and Media Relations
Jeffrey.S.Swanson@unfi.com
952-903-1645